Exhibit 99

The McGraw-Hill Companies Projects Another Year of Growth in 2006

          PHOENIX, Jan. 9 /PRNewswire-FirstCall/ -- In a presentation today at the Citigroup 16th Annual Entertainment, Media and Telecommunications Conference, Harold McGraw III, chairman, president and CEO of The McGraw-Hill Companies, said he expected another year of earnings growth in 2006, which would mark the Corporation’s 15th consecutive year of increased earnings.

          “We have just completed another very successful year and our long-term prospects are excellent,” said Mr. McGraw.  “The McGraw-Hill Companies’ businesses are closely aligned with favorable long-term trends that will continue to create considerable growth opportunities for many years to come.”

          In reviewing each of the Corporation’s business segments, Mr. McGraw said that Standard & Poor’s is expected to once again achieve another year of double-digit top and bottom line growth in 2006, excluding the impact of expensing for stock options and excluding revenue from Corporate Value Consulting which was divested last year.  “Strong international growth in credit ratings, another solid year of growth in structured finance and growth from our non-ratings financial information services will be key drivers of Standard & Poor’s results in 2006,” he said.

          Mr. McGraw remarked that 2006 will be a more challenging year for McGraw-Hill Education, but noted important investments in new math, reading and intervention products in anticipation of very robust elementary and high school markets in 2007 through the end of the decade.  “Funding for state adoptions of new textbooks will be between $650 and $700 million in 2006, declining from a record $900 million spent in 2005, but we confidently expect the new adoption market to pick up speed again in 2007 and we are well-prepared for these much larger opportunities,” he said.  Mr. McGraw also noted that McGraw-Hill Education would benefit in 2006 from the continued expansion of the higher education market which he said is expected to grow between 5% and 6% in the coming year.

          In discussing the Corporation’s Information and Media Services segment, Mr. McGraw said that increasing the sale of higher value information products and strengthening online capabilities would be key priorities in 2006.  “These businesses have two major revenue streams -- advertising and information. Sales of information have been growing and now represent more than half of this segment’s revenue.  Additionally, we are also looking for a gradual recovery in advertising spending,” he said.

          Mr. McGraw emphasized The McGraw-Hill Companies’ ongoing commitment to creating total shareholder value.  “Since 1996, we have returned more than $4 billion to shareholders through share repurchases and increased dividends. That record has helped us outperform the S&P 500 over the last one, three, five and 10 year periods,” Mr. McGraw said. “In January, we will review a new share repurchase program and our annual dividend with the Board of Directors,” Mr. McGraw added.  “The McGraw-Hill Companies has paid a dividend annually since 1937 and is one of fewer than 35 companies in the S&P 500 that has increased its dividend every year for the last 32 years.”

          In his presentation, Mr. McGraw also reaffirmed expectations for the Corporation’s 2005 results, which will be announced on January 25th. “We had another year of strong growth and I am pleased to report that for 2005 The McGraw-Hill Companies expects double-digit growth in earnings per share from continuing operations, including $0.04 in restructuring charges, $0.03 dilution from income tax on the repatriation of funds, $0.08 to $0.09 dilution from acquisitions in 2004 and 2005 and changes in pension plan assumptions for 2005, but excluding a $0.01 gain on the sale of Corporate Value Consulting and the 2004 non-cash benefit of $0.05 from accrued tax liabilities.”

          Overall, Mr. McGraw projected another year of solid performance and earnings growth for the Corporation.  “In 2006 we expect another year of growth with earnings per share increasing between five and eight percent, excluding expensing for stock options.”

          About The McGraw-Hill Companies:

          Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 290 offices in 38 countries. Sales in 2004 were $5.3 billion. Additional information is available at http://www.mcgraw-hill.com.

SOURCE The McGraw-Hill Companies
-0- 01/09/2006
/CONTACT:	Media Relations Contact:
Steven H. Weiss
Vice President, Corporate Communications
The McGraw-Hill Companies
(212) 512-2247 (office)
(917) 699-9389 (mobile)
weissh@mcgraw-hill.com

Investor Relations Contact:
Donald S. Rubin
Senior Vice President, Investor Relations
The McGraw-Hill Companies
(212) 512-4321 (office)
(212) 512-3840 (fax)
donald_rubin@mcgraw-hill.com /
/Web site: http://www.mcgraw-hill.com /
(MHP)